Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

MARLIESE L. SHAW, Vice President, Investor Relations Officer (860) 291-3622

MEDIA CONTACT:

LAURA SOLL, Public Relations (860) 688-4499 or (860) 833-4466 cell

Rockville Financial, Inc.

Announces Record Fourth Quarter Earnings

Dividend Increase

ROCKVILLE, Conn., February 22, 2012 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced fourth quarter 2011 net income of $4.0 million, or $0.14 per diluted share, compared to fourth quarter 2010 net income of $2.7 million, or $0.09 per diluted share. This 49.1% increase resulted from continued organic growth in both commercial loans and low cost core deposits during the fourth quarter 2011, together with the Company’s previously communicated balance sheet restructure. For the year 2011, net income is $7.1 million, or $0.25 per diluted share, compared to $12.3 million, or $0.44 per diluted share for the year 2010.

Fourth Quarter Highlights (revenue and expense comparisons are to prior year fourth quarter results, unless noted otherwise)

•	Net income of $4.0 million is a record for fourth quarter earnings.

•	16.0% net interest income growth due to average loan growth and decreased funding costs.

•	3.77% net interest margin, compared to 3.37% in the fourth quarter of 2010 and 3.70% in the third quarter 2011.

•	1.07% cost of interest bearing liabilities, decreased 65 basis points from prior year and 16 basis points from prior quarter.

•	High cost debt declined with $29.0 million of Federal Home Loan Bank of Boston advances maturing at a weighted average cost of 3.60%.

•	6.2% linked quarter commercial loan growth.

•	Sold residential mortgages totaling $37.0 million, realizing gains of $1.3 million.

•	2.70% non-interest expense as a percentage of average assets increased from 2.63% in the prior year and 2.43% in the prior quarter.

•	Efficiency ratio decreased to 63.20% from 68.28%.

•	15% dividend increase to $0.075 from $0.065 per share.

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Year 2011 Highlights

•	8.5% net interest income growth year-over-year due to average loan growth and decreased funding costs.

•	3.40% net interest margin compared to 3.49% in 2010.

•	1.38% cost of interest bearing liabilities, decreased 36 basis points from the prior year.

•

Balance sheet restructuring during the second quarter paid down $122.2 million of Federal Home Loan Bank of Boston advances at a weighted average cost of 4.17% and substantially liquidated the common and preferred stock portfolios.

•	Strengthened management team across a number of lines and responsibilities to better position the Company for balance sheet growth and to meet evolving regulatory requirements.

•

Recruited the former NewAlliance Bank’s heads of C&I lending, Commercial Real Estate lending and Cash Management/Treasury services along with five commercial relationship managers doubling the Company’s customer facing commercial banking staff.

•	19.0% commercial loan growth compared to prior year.

•	Sold residential mortgages totaling $57.2 million, realizing gains of $1.7 million.

•	22.3% demand deposit growth compared to prior year.

•	19.9% low cost core deposit growth compared to prior year.

•	8.8% total deposit growth compared to prior year.

Operating Results

The Company reported record fourth quarter net income of $4.0 million for the three-month period ended December 31, 2011, or $0.14 per diluted share, compared to net income of $2.7 million, or $0.09 per diluted share, for the three-month period ended December 31, 2010. Increased net income for the fourth quarter 2011 included a $2.4 million, or 43.0%, decline in interest expense; a $234,000, or 23.5%, decline in provision for loan losses; a $328,000, or 61.7% decline in marketing expense; and a $152,000, or 37.3%, decline in FDIC assessment expense. These expense declines were partially offset by a $485,000, or 8.9%, increase in salary and benefits expense related to increased staffing in the risk management, information technology, finance, branch administration and commercial banking areas as the Company prepares to prudently leverage capital and accelerate growth.

For the year ended December 31, 2011, net income was $7.1 million, or $0.25 per diluted share. Net income in 2011 declined $5.2 million as compared to the year ended December 31, 2010 primarily due to the balance sheet restructure executed in the second quarter of 2011, whereby the Company paid down $122.2 million of Federal Home Loan Bank of Boston advances at a weighted average cost of 4.17% incurring a debt

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extinguishment expense of $8.9 million, pre-tax. Furthermore, a $4.2 million, or 21.0%, increase in salary and benefits expense from additions to the Company’s management team and a one-time contribution to the Rockville Bank Charitable Foundation, Inc. of $5.0 million, pre-tax, also contributed to the year-to-date expense increase. Included in the $4.2 million increase in year-to-date salary and benefits expense is the recognition of $830,000 of retirement expenses to a former executive and $220,000 of other contractual payments.

Net Interest Income Increases

Net interest income increased 16.0% to $15.6 million in the fourth quarter of 2011 from $13.4 million in the comparable 2010 period. The net interest margin increased 40 basis points to 3.77% for the fourth quarter of 2011 from the comparable period in 2010, and increased by 7 basis points from 3.70% in the quarter ended September 30, 2011. The Company’s yield on interest earning assets decreased 24 basis points during the quarter ending December 31, 2011 to 4.55% from 4.79% for the same period in 2010. The decrease in the average yield was attributable to the reinvestment of the cash received in the second-step conversion to low-yielding investments and the addition of new loans at lower yields than the fourth quarter last year and adjustable rate loans repricing downward. The cost of interest bearing deposits decreased 21 basis points to 0.92% in the fourth quarter of 2011 from the comparable 2010 period, while the cost of interest bearing liabilities decreased 65 basis points to 1.07% over the same time period, reflective of the Company’s focus on decreasing the cost of funds.

For the year 2011, net interest income increased 8.5% to $58.1 million from $53.5 million in the year 2010. The net interest margin decreased 9 basis points to 3.40% for the year 2011 from the comparable 2010 period. The Company’s yield on interest earning assets decreased 51 basis points during the quarter ending December 31, 2011 to 4.42% from 4.93% for the same period in 2010. During this period, the yield on average loans receivable decreased 21 basis points, while the yield on average investment securities decreased by 80 basis points. The cost of interest bearing deposits decreased 14 basis points to 1.02% for the year 2011 from 1.16% in 2010, while the cost of interest bearing liabilities decreased 36 basis points to 1.38% over the same time period

Provision For Loan Losses Declines

The provision for loan losses declined $234,000, or 23.5%, to $761,000 for the three months ended December 31, 2011 compared to $995,000 for the comparable 2010 period. For the year ended December 31, 2011, the provision for loan losses declined $1.1 million, or 26.5%, to $3.0 million from $4.1 million for the comparable 2010 period due to the disposition of various non-performing loans. Net charge-offs for the year 2011 were $1.3 million, or 0.09% of average loans outstanding, a decline from $2.3 million, or 0.17% of average loans outstanding, in the prior year. Provision expense continues to be assessed in correlation with the Company’s loan growth and risk management enhancements.

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Non-Interest Income and Expense

Non-interest income increased $434,000, or 16.7%, to $3.0 million during the fourth quarter of 2011 in comparison to the fourth quarter of 2010. The increase is due to a $697,000 increase in gains realized on the sale of residential mortgages to the secondary market and a $365,000 increase in other income. The increase in other income is comprised of a $196,000 increase in the cash surrender value of Bank-Owned Life Insurance (“BOLI”) related to new policies purchased in the third quarter of 2011 and a $351,000 decrease in losses on the sale of Other Real Estate Owned (“OREO”) that occurred in 2010 and not in 2011, offset by a $114,000 decline in rental income on OREO and a $71,000 decline in net derivatives income based on the value of loan sale contracts outstanding at each quarter-end. Non-interest income increased $5.4 million to $14.8 million during the year ended December 31, 2011 in comparison to the year ended December 31, 2010. The year-to-date increase is attributed to realized securities gains totaling $6.2 million from the sale of common and preferred stock in the second quarter of 2011 as part of the Company’s balance sheet restructure program, partially offset by the declines in service charges and fees totaling $1.0 million, related primarily to lower loan fee income generated by Rockville Bank Mortgage, Inc. (“RBMI”). The Company announced in the fourth quarter of 2011 that the assets of the Bank’s subsidiary, RBMI (operating under the trade name Family Choice Mortgage) will be transferred to the Bank in the first quarter of 2012. The Company will discontinue the use of the Family Choice Mortgage name in favor of using the Rockville Bank name in connection with operations.

Non-interest expense increased $822,000, or 7.5%, to $11.8 million for the three months ended December 31, 2011 compared to $10.9 million for the comparable 2010 period. During the three month period, salary and benefits expense increased $485,000 compared to the prior year period related to infrastructure investments noted above. Full-time equivalent employees increased to 281 at December 31, 2011 from 236 at December 31, 2010. Additionally, the Company incurred a $744,000 increase in other expenses, significantly attributable to additional expenses incurred as a result of operating a fully public company, partially offset by a $328,000 decline in marketing expense and a $152,000 decline in FDIC expense. Non-interest expense as a percentage of average assets increased to 2.70% in the fourth quarter 2011 from 2.63% in the fourth quarter 2010.

Non-interest expense increased $19.2 million, or 48.1%, to $59.0 million for the year ended December 31, 2011 compared to $39.9 million for the comparable 2010 period. Of the $19.2 million year-to-date increase, 78.3% is related to events previously discussed under operating results. The remaining expense increases related to a $3.2 million increase in salary and benefits expense, excluding prior disclosed contractual payments, in addition to a $730,000 increase in professional expenses and a $1.3 million increase in other expenses, both significantly attributable to additional expenses incurred as a result of operating a fully public company. These year-to-date expense increases were offset by a $279,000 decline in marketing expense, a $369,000 decline in FDIC expense and a $758,000 decline in OREO expenses.

Organic Loan and Deposit Growth Continues

Rockville Financial’s total assets decreased by $307,000 for the quarter ended December 31, 2011 from September 30, 2011. During the quarter, the Company funded a $15.6

RCKB – Rockville Financial, Inc.	Page 4	www.rockvillebank.com

million increase in investment securities and an $11.9 million increase in net loans with a $27.8 million decrease in cash and cash equivalents. The increase in net loans during the quarter included $43.0 million of commercial loan growth, offset by the sale of residential mortgages totaling $37.0 million and a $4.6 million decline in construction loan balances. Additionally during the fourth quarter, the Company was able to pay off $29.0 million of maturing Federal Home Loan Bank of Boston advances with a $29.2 million increase in total deposits. The $29.2 million increase in total deposits during the quarter included a $24.8 million increase in demand deposits.

For the year ended December 31, 2011, the Company’s total assets increased $71.8 million, or 4.3%, to $1.75 billion from $1.68 billion at December 31, 2010. The increase is attributed to a $21.6 million increase in investment securities, a $46.9 million increase in net loans and a $20.6 million increase in the cash surrender value of BOLI, partially offset by a $19.7 million decrease in cash and cash equivalents. The growth was funded primarily with the proceeds received from additional deposits of $107.5 million. Noteworthy is the impact of the balance sheet restructure on year-over-year growth, whereby assets were decreased by $122.2 million upon the prepayment of Federal Home Loan Bank of Boston advances from the second-step stock offering cash proceeds and proceeds from the sales of securities.

Average net loans decreased $2.6 million to $1.44 billion for the quarter ended December 31, 2011 from $1.45 billion for the quarter ended September 30, 2011. The average loan yield also decreased by 5 basis points to 4.88% for the fourth quarter 2011 from 4.93% for the third quarter 2011. For the year ended December 31, 2011, average net loans increased $53.9 million to $1.43 billion from $1.38 billion for the year ended December 31, 2010. The average loan yield decreased in 2011 by 21 basis points to 4.92% from 5.13% in 2010.

Average total deposits increased $30.4 million to $1.31 billion for the quarter ended December 31, 2011 from $1.28 billion for the quarter ended September 30, 2011. The average deposit cost decreased by 10 basis points to 0.79% for the fourth quarter 2011 from 0.89% for the third quarter 2011. Average core deposits increased by $45.1 million to $771.9 million for the quarter ended December 31, 2011 from $726.8 million for the quarter ended September 30, 2011, while average time deposits decreased $14.7 million during the same time period. For the year ended December 31, 2011, average deposits increased $137.5 million to $1.30 billion from $1.16 billion for the year ended December 31, 2010. The average deposit cost decreased in 2011 by 13 basis points to 0.87% from 1.00% in 2010.

Asset Quality

Non-performing assets increased $2.2 million to $15.6 million at December 31, 2011 from $13.4 million at December 31, 2010. The ratio of non-performing assets to total assets increased 9 basis points to 0.89% at December 31, 2011 from 0.80% at December 31, 2010. Loans on non-accrual increased $250,000 to $12.6 million at December 31, 2011 from $12.4 million at December 31, 2010. Included in non-accrual loans are troubled debt restructurings. Troubled debt restructurings increased $1.7 million to $3.4 million at December 31, 2011 from $1.7 million at December 31, 2010. The ratio of

RCKB – Rockville Financial, Inc.	Page 5	www.rockvillebank.com

non-performing loans to total loans decreased 1 basis point to 0.86% at December 31, 2011 from 0.87% at December 31, 2010. At December 31, 2011, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 127.08% and 1.09%, compared to 115.79% and 1.00% at December 31, 2010, respectively.

Dividend Increase

The Board of Directors voted to increase the cash dividend on the Company’s common stock, declaring a dividend of $0.08 per share to shareholders of record at the close of business on March 5, 2012 and payable on March 12, 2012. The dividend is being increased by 7% from the prior dividend of $0.075 per share. This dividend equates to a 3.19% annualized yield based on the $10.04 average closing price of the Company’s common stock in the fourth quarter of 2011. The Company has paid dividends for 23 consecutive quarters. The dividend payout ratio for the quarter ended December 31, 2011 was 55%, and the total shareholder return for the year 2011 including capital appreciation and dividends was 10.07%.

Management Comments

“I am pleased to announce that Rockville Financial, Inc. delivered record fourth quarter earnings in spite of its significant investment in the Company’s infrastructure during the year, and that the Company continues to enjoy solid asset quality, as well as strong quality organic growth in commercial loans and low cost core deposits,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO). “In addition to the earlier announced expansion of the commercial banking team into New Haven County, the Company announced in the fourth quarter that it will be entering another new market by opening a branch in West Hartford in late 2012. This is a tremendous opportunity for further organic growth in both loans and deposits, in particular with the expanded business products that Rockville is introducing, and it is part of the Company’s plans to expand the reach of our branch network.”

Mr. Crawford also remarked, “Rockville is prepared to prudently leverage capital and accelerate growth. The Company remains committed to providing shareholder value and in that regard, I am delighted to announce a 7% increase in the quarterly cash dividend to our shareholders in addition to the 15% increase provided in the prior quarter. Rockville is equally committed to superior customer service and it is a privilege to be part of a team who remains focused every day on serving our customers and communities and being Connecticut’s Best Community Bank.”

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22 branch community bank serving Tolland, Hartford and New London counties in Connecticut.

A New Haven County Commercial Banking Office is now open and located in Hamden, Connecticut to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about the Company visit www.rockvillebank.com and click on About Us: Investor Relations.

RCKB – Rockville Financial, Inc.	Page 6	www.rockvillebank.com

Note that share amounts related to periods prior to the date of completion of the conversion (March 3, 2011) have been restated to give retroactive recognition to the exchange ratio applied in the conversion (1.5167).

Investor Call

Rockville Financial, Inc. is hosting a conference call on Thursday, February 23, 2012 at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter financial results. Those wishing to participate in the call may dial toll-free 1-877-317-6789. A replay of the call will be available on February 23, 2012 by dialing 1-877-344-7529, Conference ID # 10009607, and will be available through March 1, 2012.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Amounts)

(Unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$40,677	$68,487	$16,692
Short-term investments	308	312	44,016

Total cash and cash equivalents	40,985	68,799	60,708
AVAILABLE FOR SALE SECURITIES-At fair value	151,237	134,642	125,447
HELD TO MATURITY SECURITIES-At amortized cost	9,506	10,504	13,679
LOANS HELD FOR SALE	—	2,081	380
LOANS RECEIVABLE (Net of allowance for loan losses of $16,025 at December 31, 2011, $15,527 at September 30, 2011 and $14,312 at December 31, 2010)	1,457,398	1,445,492	1,410,498
FEDERAL HOME LOAN BANK STOCK, at cost	17,007	17,007	17,007
ACCRUED INTEREST RECEIVABLE	4,089	4,084	4,176
DEFERRED TAX ASSET-Net	10,368	7,494	11,327
PREMISES AND EQUIPMENT-Net	15,502	15,500	14,912
GOODWILL	1,149	1,149	1,149
CASH SURRENDER VALUE OF BANK-OWNED LIFE INSURANCE	31,082	30,790	10,459
OTHER REAL ESTATE OWNED	3,008	303	990
CURRENT FEDERAL TAX RECEIVABLE	2,848	5,378	793
PREPAID FDIC ASSESSMENTS	3,034	3,260	3,875
OTHER ASSETS	2,659	3,696	2673

	$1,749,872	$1,750,179	$1,678,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Non-interest-bearing	$206,416	$181,637	$168,736
Interest-bearing	1,120,350	1,115,926	1,050,524

Total deposits	1,326,766	1,297,563	1,219,260
MORTGAGORS’ AND INVESTORS’ ESCROW ACCOUNTS	5,852	3,106	6,131
ADVANCES FROM THE FEDERAL HOME LOAN BANK	65,882	94,887	261,423
ACCRUED EXPENSES AND OTHER LIABILITIES	17,901	19,267	24,831

TOTAL LIABILITIES	1,416,401	1,414,823	1,511,645

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock (no par value; 2,000,000 at December 31, 2011 and September 30, 2011 and 1,000,000 shares at December 31, 2010 authorized; no shares issued and outstanding)	—	—	—
Common stock (no par value; 60,000,000 shares authorized; 29,514,468, 29,515,482 and 29,653,088 shares issued and 29,514,468, 29,515,482 and 28,610,081 outstanding at December 31, 2011, September 30, 2011 and December 31, 2010, respectively)(1)	243,776	243,776	85,249
Additional paid-in capital	15,189	15,068	4,789
Unearned compensation - ESOP	(9,453)	(9,741)	(3,478)
Treasury stock, at cost (1,043,007 shares at December 31, 2010)	—	—	(9,495)
Retained earnings	90,707	88,687	90,645
Accumulated other comprehensive loss, net of tax	(6,748)	(2,434)	(1,282)

TOTAL STOCKHOLDERS’ EQUITY	333,471	335,356	166,428

	$1,749,872	$1,750,179	$1,678,073

(1)	Share amounts related to periods prior to the date of completion of the conversion (March 3, 2011) have been restated to give retroactive recognition to the exchange ratio applied in the conversion (1.5167).

F-1

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans	$17,619	$17,846	$70,463	$70,677
Securities-interest	1,100	1,098	4,679	4,558
Securities-dividends	43	119	367	454
Interest-bearing deposits	32	6	71	10

Total interest and dividend income	18,794	19,069	75,580	75,699

INTEREST EXPENSE:
Deposits	2,582	2,949	11,252	11,617
Borrowed funds	632	2,692	6,219	10,544

Total interest expense	3,214	5,641	17,471	22,161

Net interest income	15,580	13,428	58,109	53,538
PROVISION FOR LOAN LOSSES	761	995	3,021	4,109

Net interest income after provision for loan losses	14,819	12,433	55,088	49,429

NON-INTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	—	—	(29)	—
Service charges and fees	1,565	2,195	6,364	7,377
Net gain from sales of securities	2	—	6,277	190
Net gain from sales of loans	1,251	554	1,715	1,746
Other income (loss)	222	(143)	432	91

Total non-interest income	3,040	2,606	14,759	9,404

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,938	5,453	24,245	20,032
Service bureau fees	1,041	1,042	4,338	4,048
Occupancy and equipment	1,038	1,054	4,401	4,292
Professional fees	630	671	2,537	1,807
Marketing and promotions	204	532	1,171	1,450
FDIC assessments	256	409	1,247	1,616
Other real estate owned	601	470	677	1,435
Contribution to Rockville Bank Foundation, Inc.	—	—	5,043	—
Loss on extinguishment of debt	—	—	8,914	—
Other	2,060	1,316	6,443	5,170

Total non-interest expense	11,768	10,947	59,016	39,850

INCOME BEFORE INCOME TAXES	6,091	4,092	10,831	18,983
INCOME TAX PROVISION	2,103	1,418	3,739	6,732

NET INCOME	$3,988	$2,674	$7,092	$12,251

(Continued)

F-2

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Income - Concluded

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010

Net income per share:

Basic	$0.14	$0.09	$0.25	$0.44
Diluted	$0.14	$0.09	$0.25	$0.44

Weighted-average shares outstanding:
Basic	28,522,391	28,192,128	28,593,971	28,115,823
Diluted	28,669,668	28,211,670	28,693,295	28,211,670

F-3